Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-149888, No. 333-178533 and No. 333-186336 on Form S-8 of our reports dated April 22, 2014, relating to the consolidated financial statements of China Digital TV Holding Co., Ltd., its subsidiaries, its variable interest entity (the “VIE”) and the VIE’s subsidiaries (collectively, the “Group”) as of December 31, 2012 and 2013, and for the years ended December 31, 2011, 2012 and 2013, and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of China Digital TV Holding Co., Ltd. for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 22, 2014